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Pricing Supplement dated May 8, 1997          Rule 424(b)(2)
(To Prospectus dated May 1, 1997 and          Registration No. 333-24501
Prospectus Supplement dated May 1, 1997)

                        OWENS CORNING
               Medium-Term Notes - Fixed Rate


Principal Amount: $60,000,000                Interest Rate: 7.00%
Agents Commission or Discount: $210,000      Rate of interest on any overdue
Net proceeds to Owens Corning: $59,790,000     principal, premium, and/or
                                               interest: 9.00%
                                             Stated Maturity: May 15, 2000
                                             Original Issue Date: May 13, 1997


Exchange Rate Agent (if other than The Bank of New York):

Interest Payment Dates:
 [x]  May 1 and November 1
 [ ]  Other: ___________________ and ________________

Record Dates:
 [x]  April 15 and October 16
 [ ]  Other:  __________________ and ________________

Redemption:
 [x]  The Notes cannot be redeemed prior to the Stated Maturity.
 [ ]  The Notes may be redeemed prior to the Stated Maturity.
      Redemption Commencement Date:
      Initial Redemption Percentage:
      Annual Redemption Percentage Reduction: ______% until Redemption
           Percentage is 100% of the principal amount.

Optional Repayment:
 [x]  The Notes cannot be repaid prior to the Stated Maturity.
 [ ]  The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Notes.
               Optional Repayment Date(s):

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Currency:
  Specified Currency:
   [x]  U.S. dollars
   [ ]  Other (see attached):

  Authorized Denomination:
   [x]  $100,000 and integral multiples of $1,000 in excess thereof
   [ ]  Other ______________________

Original Issue Discount: [ ]  Yes    [x]  No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form: [x]  Book-Entry      [ ]  Certificated

Agent:    [x]  Goldman, Sachs & Co.
          [x]  Chase Securities Inc.
          [x]  Credit Suisse First Boston Corporation
          [x]  Dillion, Read & Co. Inc.
          [ ]  Other ______________________


Agent acting in the capacity as indicated below:
     [x]  Agent     [ ]  Principal


  If as principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

  If as Agent:
      The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

[ ] An Addendum (as referred to in the Prospectus Supplement) is attached hereto, containing terms and provisions to which reference is hereby made.

Other Provisions: